UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Beazer Homes USA, Inc.

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SUPPLEMENT TO OUR PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 6, 2019

This proxy statement supplement, dated January 24, 2019 (“Proxy Supplement”), supplements the definitive proxy statement (which we refer to as our “Proxy Statement”) of the Board of Directors of Beazer Homes USA, Inc. (“the “Company”, “we”, “our” or “us”) filed with the Securities and Exchange Commission (“SEC”) on December 21, 2018, relating to the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 8:30 a.m., Eastern Time, on Wednesday, February 6, 2019, at our principal executive offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. This Proxy Supplement should be read in conjunction with our Proxy Statement, the contents of which remain important for you to review.

PAY FOR PERFORMANCE

Our Compensation Committee is committed to ensuring that our executive compensation program reinforces key business and strategic objectives in support of long-term shareholder value creation and appropriately aligns pay for performance. This is demonstrated by the heavy emphasis placed on variable, performance-based incentives for our Named Executive Officers (representing 64% of target total compensation for our CEO and averaging 58% of target total compensation for other senior executive officers), use of challenging financial performance hurdles, and realized pay relative to target opportunity.

We have a long history of strong shareholder support for our executive compensation program, which has not materially changed over the past several years, with Say on Pay support levels averaging over 95% since 2012. Our Compensation Committee believes that our executive compensation program is rigorous and appropriately aligns pay for performance.

Performance Share Metrics – Background

In order to facilitate pay for performance, our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve challenging financial and non-financial goals that the Compensation Committee and our Board of Directors believe are critical to enhancing long-term shareholder value. As part of that philosophy, the Committee believes that a significant portion of equity awards should be performance-based, with failure to reach such goals resulting in no compensation under a particular plan or metric. Accordingly, two-thirds of our management team’s overall long-term incentive awards are comprised of performance shares, which reflect a target number of shares that may be issued to the award recipient at the end of a three-year award cycle based on the achievement of rigorous performance targets established at the time of grant.

When determining awards, the Committee utilizes performance metrics consisting of a variety of challenging financial goals aligned with key strategic objectives. In addition, in order to ensure the awards align with enhancing shareholder value, any awards earned at the end of the three-year performance period are subject to adjustment (by up to +/- 20%) based on our relative total shareholder return (TSR) compared to industry peers.

The chart below sets forth the Committee’s performance share metrics for awards granted in fiscal 2015 through 2018, which we believe illustrate the Committee’s rigorous approach:

Performance Period	3-Year Target Performance Metric
	Pre-Tax Income ($)	Return on Assets (%)	Net Debt to Adjusted EBITDA

2015 -2017	83.1 million	N/A	N/A

2016—2018	140.0 million	9*	6x**

2017—2019	160.0 million	10	5x

2018—2020	200.0 million	10	N/A

*	Return on Assets was 5.9% for fiscal 2015.
**	Net Debt to Adjusted EBITDA was 8.8x as of September 30, 2015.

In fiscal 2018, we achieved a number of significant milestones, including surpassing our 2B-10 goal (that is, $2 billion in revenue and $200 million in Adjusted EBITDA) and our three-year, $250 million debt reduction plan. As a result of achieving these specific long-term strategic goals (which were established in fiscal 2015), performance shares were earned by our management team for the first time since 2011, which we believe underscores the rigor the Committee applies when setting performance goals.

In determining 2016 – 2018 performance metrics, the Committee considered, among other factors, the fluid nature of the current housing market and the need to employ metrics that would remain highly relevant in light of conflicting economic indicators during the three-year award cycle ending in fiscal 2018. For additional detail regarding our 2016 – 2018 performance share awards, including the applicable performance metrics and the specific number of shares earned by each NEO, see “Long-Term Incentive Compensation—Performance Shares” in our Proxy Statement.

As noted above, while our target performance awards are based on specific metrics established at the time of grant, we believe that incentive compensation should also be directly tied to shareholder value. As a result, we apply a relative TSR modifier at the end of the three-year performance period to determine the actual number of shares that vest. For 2016 – 2018 performance awards, despite earning 175% of their target performance share awards, the actual award for participants was reduced by 20% (the maximum possible), resulting in an actual award payout equal to 140% of target, because our relative TSR performance was below the 25th percentile of our peer group.

As further illustration of the Committee’s commitment to linking executive compensation to shareholder value, based on our stock price as of September 30, 2018 and assuming performance at target for performance awards that are subject to actual performance in fiscal years 2019 and 2020, realizable pay for our executive management team for equity grants (including all restricted stock and performance shares granted) over the past three fiscal years (fiscal years 2016 – 2018) represents approximately 74% of their grant date value, and approximately 52% for awards granted during the last five fiscal years (fiscal years 2014 – 2018).

Accordingly, through heavy emphasis on variable, performance-based incentives with rigorous performance goals based on key business and strategic objectives and actual payouts subject to adjustment based on shareholder returns, the Committee believes our long-term incentive program appropriately aligns pay for performance while facilitating shareholder value creation.

CONTINUED RIGOROUS PAY FOR PERFORMANCE ACTIONS DURING FISCAL 2018

Changes in Performance Share Opportunity

The Committee generally seeks to align overall target compensation opportunities within a competitive range (plus or minus 10%) of the peer group 50th percentile. For 2018 – 2020 performance share award opportunities, based on a market analysis conducted by the Committee’s independent compensation consultant, it was determined that the total target compensation of our NEOs was below the 50th percentile of industry peers. The Committee, therefore, approved increases in certain pay components for our NEOs, including an increase in our CEO’s target long term incentive compensation from 250% to 300% of base salary. The Committee believes these changes appropriately positioned target total direct compensation for our NEOs within a competitive range (+/- 10%) of the 50th percentile of industry peers, while maintaining a primary emphasis on variable and rigorous, performance-based incentive pay.

In addition, the Committee considers a variety of other factors relevant at the time of grant. For 2018 – 2020 performance share award opportunities, the factors considered by the Committee included NEO tenure (such as our CEO’s relatively long tenure and strong performance during such time), our significantly improved financial performance over the past several years, realized and realizable pay relative to target opportunity and the importance of retaining our management team during such a pivotal time.

Changes in Performance Share Metrics and Targets

In fiscal 2016, we added a debt reduction metric for the three-year performance period associated with the performance shares granted in fiscal 2016 as a result of a strategic objective to aggressively reduce debt. During fiscal 2018, we successfully achieved this objective as we completed our three-year, $250 million debt reduction plan. Accordingly, in order to align our compensation program with the changing needs and circumstances of the Company, we replaced the debt reduction metric for 2018—2020 performance awards with a new key strategic metric tied to Gatherings® home sales. The Committee believes this new metric aligns with its rigorous and business strategy-focused approach and underscores its pay for performance philosophy.

With respect to performance metrics for 2018 – 2020 performance awards, the Committee set the following targets:

•

Cumulative pre-tax income — The performance necessary to earn a threshold payout requires a cumulative pre-tax income of $180 million, target payout requires a cumulative pre-tax income of $200 million, and the performance necessary to earn a superior payout requires a cumulative pre-tax income of at least $220 million.

•

Return on assets — The performance necessary to earn a threshold payout requires a return on assets for fiscal 2020 of 9%, target payout requires a return on assets of 10%, and the performance necessary to earn a superior payout requires a return on assets for fiscal 2020 of at least 11%.

•

Gatherings® Home Sales — The specific performance targets for the Gatherings® Home Sales metric are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly. The Committee believes management’s ability to achieve the specific performance targets and the level of difficulty associated with meeting these performance targets is consistent with the other metrics for these performance shares.

TSR Modifier

Consistent with performance awards in prior years, our 2018 – 2020 performance awards will be subject to a relative TSR modifier. As a result, after determining the number of shares earned based on the financial measures the following three-year relative TSR scale will be applied as a modifier:

TSR Percentile Rank vs. S&P Homebuilders Select Industry Index	Adjustment to # of Performance Shares
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%

Determination of Shares Earned

Consistent with performance share awards in prior years, for 2018 – 2020 performance share grants, the actual number of shares earned will be based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares will be earned for each metric achieving Threshold performance, two-thirds of target shares will be earned for each metric achieving Target performance and 100% of target shares will be earned for each metric achieving Superior performance. The shares earned on the three metrics will be totaled, and a will be subject to a 175% cap and TSR Modifier in order to determine the final award.